Exhibit 99.1
Post Holdings Announces Commencement of Consent Solicitation for its 5.00% Senior Notes due 2026
St. Louis - February 4, 2019 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it is soliciting consents (the “Consent Solicitation”) from holders of its outstanding 5.00% Senior Notes due 2026 (the “Notes”) to approve amendments to the indenture relating to the Notes (the “Indenture”). The amendments would more closely align certain provisions of the Indenture with the comparable provisions included in the indentures for the Company’s other senior notes, specifically to (i) add an exception to the restricted payments covenant in the Indenture and (ii) revise the “Permitted Investments” definition in the Indenture to add an additional category of “Permitted Investments” under the Indenture. Adoption of the proposed amendments requires the consent of holders of at least a majority of the outstanding aggregate principal amount of the Notes (the “Requisite Consents”).
Certain information regarding the Notes is set forth in the table below.

Title of Notes	CUSIP/ISIN Numbers	Outstanding Aggregate Principal Amount
5.00% Senior Notes due 2026	737446AK0/U7318UAJ1 US737446AK05/USU7318UAJ17	$1,697,266,000

The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 11, 2019, unless the Company extends it at its sole discretion (such date and time, as it may be extended, the “Expiration Time”). The Company anticipates that the effective time of the amendments to the Indenture (the “Effective Time”) will occur promptly after the receipt of the Requisite Consents at or prior to the Expiration Time. The Effective Time may be prior to the Expiration Time, and holders of the Notes will not be given prior notice of the Effective Time. Consents that have been validly delivered may be validly revoked until, but not after, the Effective Time. If the proposed amendments to the Indenture are approved, the amendments will be binding on all holders of the Notes, including those that did not deliver their consent, but only holders delivering valid and unrevoked consents on or prior to the Expiration Time will receive a pro rata portion of the Aggregate Consent Payment described below. The Consent Solicitation is contingent upon the satisfaction of certain conditions, including the receipt of the Requisite Consents at or prior to the Expiration Time. The Company may amend, extend or terminate the Consent Solicitation in its sole discretion and subject to applicable law.
Post is offering to pay each holder who validly consents and does not revoke such consent prior to the Expiration Time a pro rata portion of the aggregate consent payment (the “Aggregate Consent Payment”), in an amount and in the manner described in the Consent Solicitation Statement, subject to satisfaction or waiver of all conditions to the Consent Solicitation. No portion of the Aggregate Consent Payment will be payable with respect to any Consents received after the Expiration Time.
None of the Company, its subsidiaries or affiliates, the Solicitation Agent, the Information Agent or the Tabulation and Payment Agent is making any recommendation as to whether holders of the Notes should consent or refrain from consenting to the proposed amendments. Holders must make their own decision as to whether to consent. This press release is not a solicitation of consents with respect to the Notes and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Consent Solicitation is being made solely by the Consent Solicitation Statement, dated February 4, 2019, which sets forth the complete terms of the Consent Solicitation.
For a complete statement of the terms and conditions of the Consent Solicitation and the proposed amendments to the Indenture, holders of the Notes should refer to the Consent Solicitation Statement. Questions concerning the terms of the Consent Solicitation should be directed to Deutsche Bank Securities Inc., the Solicitation Agent, at (855) 287-1922. Requests for assistance or for additional copies of the Consent Solicitation Statement should be directed to D.F. King & Co, Inc., the Information and Tabulation Agent, at (800) 290-6426 or post@dfking.com.

Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, are made throughout this press release. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the Consent Solicitation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transaction will be completed as anticipated or at all.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665